Exhibit 10.5

[Proteon Therapeutics Letterhead]

July 25, 2006

Mr. Steven K. Burke

82 Willis Road

Sudbury, Massachusetts 01776

Re:          Employment with Proteon Therapeutics, Inc.

Dear Steve,

Proteon Therapeutics, Inc. (the “Company” or “Proteon”) is very pleased to offer you employment as its Senior Vice President & Chief Medical Officer. This letter contains the basic terms of your employment with the Company (the “Agreement”). If you agree to the terms and conditions set forth in this offer letter, please sign at the end of this letter in the space indicated.

1.             Duties. Effective August 1, 2006, you will be employed as the Company’s Senior Vice President & Chief Medical Officer. In this capacity, you will be responsible for all aspects of the Company and shall perform such duties as are ordinary, customary and necessary in your role as Senior Vice President & Chief Medical Officer. You will report directly to the President and Chief Executive Office of the Company who will be responsible for evaluating your performance.

2.             Place of Performance. You shall be based no more than fifty (50) miles outside of the Boston, Massachusetts area, although reasonable travel may be expected.

3.             Compensation. During the first year of your employment with the Company, you will be compensated at a base rate of $292,000 per year (“Base Salary”), payable and due in accordance with the regular payroll of the Company for its executives. Upward adjustments to your Base Salary will be made at the discretion of the Board with such increases typically made annually as part of the Company’s annual compensation review process.

4.             Annual Bonus. You will have an annual target bonus of 25% (“Bonus”) of your Base Salary. The actual amount of this Bonus, if any and up to the full 25% target shall be determined by the Board, based on its assessment, in its discretion, of your and the Company’s performance. This bonus will be based ¾ on your performance against goals set for you   annually and agreed upon by the Board, and ¼ on subjective performance evaluation by the Board. The Bonus shall be paid in one lump sum following the completion of Company’s  annual compensation review process and shall be paid at the same time that other employees’ annual bonuses are paid, but in no event later than March 15th of the calendar year immediately following the end of the annual performance review process.

Mr. Steven K. Burke

July 25, 2006

5.             Options. You will receive an option to purchase 482,632 shares of Proteon Therapeutics common stock (which represents 1.6% of the total equity that will be outstanding after all money from Series A investors has been paid into the Company) subject to adjustment for stock splits, combinations, recapitalizations and the like after the date of grant pursuant, and subject to the Company’s Proteon Therapeutics, Inc 2006 Equity Incentive Plan (“Plan”) and the Company’s standard form of Stock Option Grant Notice and related Stock Option Agreement (collectively “Stock Agreement”) between you and the Company. The option will be an incentive stock option (ISO) to the extent permissible under Section 422 of the Internal Revenue Code and will have an exercise price equal to $.12 per share at the time of the grant. The option will vest 25% upon the first anniversary of the date of grant and 1/12 of the remaining amount quarterly thereafter.

6.             Benefits. You will be entitled to participate in any and all employee benefit plans, programs and perquisites from time to time in effect for executives of the Company       generally, on terms no less favorable than those provided to any other such executive.

7.             Vacation. In the year that this Agreement becomes effective and in each year of employment thereafter, you will accrue vacation per standard Company policy. However, your vacation benefit shall not be less than three (3) weeks and it shall be taken at such times and intervals as shall be determined by you, subject to the reasonable business needs of the Company. Carry-over privileges for unused vacation time shall be consistent with Company policy.

8.             Business Expenses. The Company shall pay or reimburse you for all reasonable business expenses incurred or paid by you in the performance of your duties and responsibilities hereunder, subject to such reasonable documentation as may be specified by the Company.

9.             Termination of Employment and Severance Benefits.

(a)           By the Company for Cause. The Company may terminate your employment hereunder for Cause, as defined below, provided that the Company has given written notice to you setting forth in reasonable detail the nature of such Cause. The following, as determined by the Board in its reasonable judgment, shall constitute Cause for Termination:

(i)            Your conviction of any crime involving a felony or any crime involving moral turpitude;

(ii)           Your willful failure to perform, or gross negligence in the performance of, your duties and responsibilities to the Company which, if capable of

Mr. Steven K. Burke

July 25, 2006

being cured, is not cured within 30 days after written notice by the Company specifying in reasonable detail the nature of such failure or negligence;

(iii)          Your material breach of this Agreement which, if capable of being cured, is not cured within 30 days after written notice by the Company specifying in reasonable detail the nature of such breach;

(iv)          Your material breach of any agreements between you and the Company relating to confidentiality or inventions, including, without limitation, the Employee Confidentiality and Inventions Assignment Agreement between you and the Company that you are executing concurrently with this Agreement, which, if capable of being cured, is not cured within 30 days after written notice by the Company specifying in reasonable detail the nature of such breach;

(v)           The Company’s business is being discontinued because rendered impracticable by substantial financial losses, lack of funding, legal decisions, administrative rulings, declaration of war, dissolution, national or local economic depression or crisis or any reasons beyond the control of the Company.

Upon giving written notice to you that your employment with the Company has been terminated for Cause, the Company shall have no further obligation to you, other than for Final Compensation, as defined below.

(b)   By Reason of Constructive Termination.  Provided you have not previously been notified of the Company’s intention to terminate your employment, you may resign from employment by reason of Constructive Termination within thirty (30) days after the occurrence of one of the events specified in 9(b) (i-iv) below, by giving notice of your resignation in accordance with Paragraph 19 below. In the event of your death or disability as provided in 9(b) (v & vi) below your employment will terminate by reason of Constructive Termination as of the date of your death or as of the end of the 180 day period.

In the event of such termination, in addition to Final Compensation, you shall be entitled to the following: (i) provided that no benefits are payable to you under a separate severance agreement as a result of such termination, an amount equal to twelve (12) months of your Base Salary at the rate in effect on the date of termination, less applicable withholdings and deductions, paid in a lump sum as provided below (the “Severance Payment”); (ii) if you are participating in the Company’s group health insurance plans on the effective date of termination, and you timely elect and remain eligible for continued coverage under COBRA,

Mr. Steven K. Burke

July 25, 2006

or, if applicable, state insurance laws, the Company shall pay that portion of your COBRA premiums that the Company was paying prior to the effective date of termination for twelve (12) months following or for the continuation period for which Employee is eligible, whichever is shorter and in the event the continuation period is provided by state law and is less than twelve (12) months, pay to you the premium payments it would have made for the remainder of the twelve (12) month period (the “COBRA Premiums”); (iii) fifty percent (50%) of any unvested stock options or unvested restricted shares held by you shall vest in full upon the occurrence of the Constructive Termination, accelerated to one hundred percent (100%) vesting in the event Constructive Termination occurs within thirty (30) days prior to or One hundred eighty)180) days following a Corporate Transaction (as defined below); (iv) at your request, the post-termination exercise grace period set forth in your stock option agreements shall be extended to provide for an exercise period of up to 180 days following the Constructive Termination; provided, however, that such post-termination exercise grace period shall not be extended beyond the period of time that would enable the stock option to remain exempt under IRS Regulation 409A.

Any obligation of the Company to you in Paragraph 9(b) is conditioned upon you signing and returning to the Company a timely and effective release of claims in the form provided by the Company (the “Release of Claims”). The Release of Claims required for separation benefits in accordance with this Section 9(b) creates legally binding obligations on your part and the Company and its Affiliates therefore advise you to seek the advice of an attorney before signing it. The Severance Payments shall be payable and due as a lump sum and COBRA Premiums will commence thirty (30) days following the later of the effective date of the Release of Claims or the date the Release of Claims, signed by you, is received by the Company.

The following shall constitute Constructive Termination:

(i)            failure of the Company to provide you Base Salary and benefits in accordance with the terms of this Agreement, excluding an inadvertent failure which is cured within ten (10) business days following written notice from you to the Company specifying in detail the nature of such failure;

(ii)           failure of the Company, or a successor to the Company, to provide you with a position that is equivalent in title, total compensation (salary and bonus), benefits or responsibilities to your then current position within ninety (90) days of a Corporate Transaction resulting in a material diminution of your responsibilities, duties or authority. Diminution of your responsibilities shall NOT, however, include having the same general responsibilities in a division/business unit/subsidiary of any entity

Mr. Steven K. Burke

July 25, 2006

surviving the Corporate Transaction.

(iii)          material diminution in the nature or scope of your responsibilities, duties or authority;

(iv)          relocation of your employment by more than fifty (50) miles outside of the Boston, Massachusetts area;

(v)           failure of the Company to materially comply with the terms of this Agreement;

(vi)          termination of your employment as a result of your death; or

(vii)         termination of your employment as a result of the fact that you become disabled during your employment with an illness, injury, accident or condition of either a physical or psychological nature, and, as a result, you are unable to perform substantially all of your duties and responsibilities hereunder, with or without a reasonable accommodation, for 180 consecutive days in any 365 consecutive calendar days.

(c)           By the Company Without Cause. The Company may terminate your employment hereunder without Cause. In the event of such termination, in addition to Final Compensation, you shall be entitled to the following: (i) provided that no benefits are payable to you under a separate severance agreement as a result of such termination, an amount equal to twelve (12) months of your Base Salary at the rate in effect on the date of termination, less applicable withholdings and deductions, paid in a lump sum as provided below (the “Severance Payment”); (ii) if you are participating in the Company’s group health insurance plans on the effective date of termination, and you timely elect and remain eligible for continued coverage under COBRA, or, if applicable, state insurance laws, the Company shall pay that portion of your COBRA premiums that the Company was paying prior to the effective date of termination for twelve (12) months following or for the continuation period for which Employee is eligible, whichever is shorter and in the event the continuation period is provided by state law and is less than twelve (12) months, pay to you the premium payments it would have made for the remainder of the twelve (12) month period (the “COBRA Premiums”); (iii) at your request, the post-termination exercise grace period set forth in your stock option agreements shall be extended to provide for an exercise period of up to 180 days following the Termination Without Cause; provided, however, that such post-termination exercise grace period shall not be extended beyond the period of time that would enable the stock option to remain exempt under IRS Regulation 409A.

Mr. Steven K. Burke

July 25, 2006

Any obligation of the Company to you in Paragraph 9(c) is conditioned upon you signing and returning to the Company a timely and effective release of claims in the form provided by the Company (the “Release of Claims”). The Release of Claims required for separation benefits in accordance with this Section 9(c) creates legally binding obligations on your part and the Company and its Affiliates therefore advise you to seek the advice of an attorney before signing it. The Severance Payments shall be payable and due as a lump sum and COBRA Premiums will commence thirty (30) days following the later of the effective date of the Release of Claims or the date the Release of Claims, signed by you, is received by the Company.

(d)           If any payment or benefit you would receive under this Agreement, when combined with any other payment or benefit you receive pursuant to the termination or Constructive Termination of your employment with the Company (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be either (x) the full amount of such Payment or (y) such lesser amount (with your choice of whether to reduce cash payments or stock option compensation or both) as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes and the Excise Taxes results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.

10.          At-Will Employment. Please understand your employment is “at will,” voluntarily entered into and is for no specific period. As a result, you are free to resign at any time, for any reason or for no reason, with thirty (30) days written notice. Similarly, the Company is free to conclude its at-will employment relationship with you at any time, with or without cause. Any contrary representations or agreements, which may have been made to you, are superseded by this offer letter. This at-will relationship cannot be altered unless specifically set forth in writing and signed by both you and an authorized member of the Board.

11.          Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:

(a)           “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by either management authority, contract or equity interest.

(b)           “Corporate Transaction” as used herein shall mean any (i) consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization in which the stockholders of the Company prior to such consolidation,

Mr. Steven K. Burke

July 25, 2006

merger or reorganization shall own less than fifty percent (50%) of the voting stock of the continuing or surviving entity after such consolidation, merger or reorganization, (ii) any transaction or series of related transactions to which the Company is a party, in which in excess of fifty percent (50%) of the Company’s voting stock is transferred, except for bona fide sales of the Company’s equity securities to venture investors for primarily fundraising purposes, or (iii) a sale of substantially all of the assets of the Company.

(c)           “Final Compensation” means (1) any Base Salary earned but not paid through the date of termination; (2) pay for any vacation time earned but not used through the date of termination, and (3) any business expenses incurred by you but un-reimbursed on the date of termination, provided that such expenses and required substantiation and documentation are submitted within thirty (30) days of termination and that such expenses are reimbursable under Company policy.

(d)           “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

12.          Timing of Payments. In the event that at the time your employment with the Company terminates the Company is publicly traded (as defined in Section 409A of the Internal Revenue Code), any amounts payable and due under Section 9 that would otherwise be considered deferred compensation subject to the additional twenty percent (20%) tax imposed by Section 409A if paid within six (6) months following the date of termination of Company employment shall be paid at the later of the time otherwise provided in Section 9 or the time that will prevent such amounts from being considered deferred compensation.

13.          Noncompetition Covenant. You agree that during the term of your employment by Company and for twelve (12) months thereafter, you will not, without Company’s express written consent, participate, whether as owner, stockholder (excluding holding of less than 1% of the stock of a public company), director, officer, manager, employee, agent or consultant or otherwise in any business, firm or corporation that is competitive with, or, with respect to action during the term of your employment by the Company, that would otherwise conflict with your employment by the Company. For the purposes of this section, a “business, firm or corporation that is competitive with” the Company means a business, firm or corporation that sells, or is developing for sale, Company Products or products that may be used in direct substitution for Company Products and would compete directly in the marketplace with such Company Products. “Company Products” means the specific products that the Company is, at the applicable time, developing or selling. Your obligations under this Paragraph 13 survive any termination of your employment.

14.          Indemnification.  The Company shall indemnify you against any and all losses,

Mr. Steven K. Burke

July 25, 2006

liabilities, damages, expenses (including attorneys’ fees) judgments, fines and amounts incurred by you in connection with any claim, action, suit or proceeding (whether civil, criminal, administrative or investigative), including any action by or in the right of the Company, by reason of any act or omission to act in connection with the performance of your duties hereunder to the fullest extent that the Company is permitted to indemnify you against the foregoing under applicable law. The Company shall at all times cause you to be included, in your capacities hereunder, under all liability insurance coverage (or similar insurance coverage), including directors’ and officers’ liability insurance, maintained by the Company.

15.          Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

16.          Assignment and Successors. The Company may assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any Company or other entity with or into which the Company may hereafter merge or consolidate, or to which the Company may transfer all or substantially all of its assets, if in any such case said Company or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, and may not otherwise assign this Agreement or its rights and obligations hereunder. You may not assign or transfer this Agreement or any rights or obligations hereunder.

17.          Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

18.          Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

19.          Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service or deposited in the United States mail, postage prepaid, registered or certified, and addressed to you at your last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the Chair of the Board, or to such other address as either party may specify by notice to the other actually received.

Mr. Steven K. Burke

July 25, 2006

20.          Entire Agreement. This letter, the Employee Confidentiality and Inventions Assignment Agreement that you are executing with the Company on the date hereof and the Stock Agreement constitute the entire agreement between the parties and amend and supersede all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of your employment.

21.          Miscellaneous. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and the Company. This is a Massachusetts contract and shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws principles thereof.

Best Regards,

/s/ Timothy P. Noyes

Timothy P. Noyes
President and Chief Executive Officer

I have read, understand and accept the enclosed offer of employment with Protean Therapeutics, Inc.

/s/ Steven K. Burke	July 28, 2006

Steven K. Burke	Date

[Proteon Therapeutics Letterhead]

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to the Employment Agreement (the “Amendment”) is made and entered into as of this 29th day of April, 2009 by and between Proteon Therapeutics, Inc., with offices located at 200 West Street, Waltham, Massachusetts 02451 (the “Company”) and Steven K. Burke (“Burke”).

WHEREAS, Company and Burke entered into an Employment Agreement (the “Agreement”) dated July 25, 2006, and pursuant to the terms contained in Section 21 of the Agreement, Burke and the Company desire to amend and modify the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Amendment, the parties, intending to be legally bound, mutually agree as follows:

1.             Clause 9.(a)(v) shall be deleted in its entirety.

2.             The following defined term shall be added to Section 11 as part (e):

“Series B Second Tranche Grant” — shall be those incentive stock options granted by the Company to Burke to purchase shares of Company Common Stock, $.001 par value, which options do not commence vesting by its terms until the closing date of the Series B second tranche.

3.             Section 9.(b) Termination of Employment and Severance Benefits — By Reason of Constructive Termination, the second paragraph of such section is hereby deleted and replaced with the following:

In the event of such termination, in addition to Final Compensation, you shall be entitled to the following: (i) provided that no benefits are payable to you under a separate severance agreement as a result of such termination, an amount equal to twelve (12) months of your Base Salary at the rate in effect on the date of termination, less applicable withholdings and deductions, paid in a lump sum as provided below (the “Severance Payment”); (ii) if you are participating in the Company’s group health insurance plans on the effective date of termination, and you timely elect and remain eligible for continued coverage under COBRA, or, if applicable, state insurance laws, the Company shall pay that portion of your COBRA premiums that the Company was paying prior to the effective date of termination for twelve (12) months following or for the continuation period for which Employee is eligible, whichever is shorter and in the event the continuation period is provided by state law and is less than twelve months, pay to you the premium payments it would have made for the remainder of the twelve (12) month period (the “COBRA Premiums”); (iii) fifty percent (50%) of any unvested stock options or unvested restricted shares held by you (excluding the Series B Second Tranche Grant, unless the date of such termination by reason of Constructive Termination occurs after either: (i) the closing date of the Series B Second Tranche, or (ii) the date the Board of Directors or Compensation Committee thereof has otherwise determined that the vesting under the Series B Second Tranche Grant has commenced) shall vest in full upon the occurrence of the Constructive Termination, accelerated to one hundred percent (100%) vesting in the event Constructive Termination occurs within thirty (30) days prior to or one hundred eighty (180) days following a Corporate Transaction (as defined below); (iv) at your request, the post-termination exercise grace period set forth in your stock option agreements shall be extended to provide for an exercise period of up to 180 days following the Constructive Termination; provided, however, that such post-termination exercise grace period shall not be extended beyond the period of time that would enable the stock option to remain exempt under IRS Regulation 409A.

4.             Section 9.(c) Termination of Employment and Severance Benefits — By the Company Without Cause, the first paragraph of such section is hereby deleted and replaced with the following:

The Company may terminate your employment hereunder without Cause. In the event of such termination, in addition to Final Compensation, you shall be entitled to the following: (i) provided that no benefits are payable to you under a separate severance agreement as a result of such termination, an amount equal to twelve (12) months of your Base Salary at the rate in effect on the date of termination, provided however, that in the event of your termination Without Cause occurs at such time as the Company’s business is being discontinued because rendered impracticable by substantial financial losses, lack of funding, legal decisions, administrative rulings, declaration of war, dissolution, national or local economic depression or crisis or any reasons beyond the control of the Company this amount shall be reduced to four (4) months of your Base Salary at the rate in effect on the date of termination, in either case less applicable withholdings and deductions, paid in a lump sum as provided below (the “Severance Payment”); (ii) if you are participating in the Company’s group health insurance plans on the effective date of termination, and you timely elect and remain eligible for continued coverage under COBRA, or, if applicable, state insurance laws, the Company shall pay that portion of your COBRA premiums that the Company was paying prior to the effective date of termination for twelve (12) months following or for the continuation period for which Employee is eligible, whichever is shorter and in the event the continuation period is provided by state law and is less than twelve (12) months, pay to you the premium payments it would have made for the remainder of the twelve (12) month period (the “COBRA Premiums”); (iii) fifty percent (50%) of any unvested stock options or unvested restricted shares held by you (excluding the Series B Second Tranche Grant, unless the date of such termination without Cause occurs after either (i) the closing date of the Series B Second Tranche, or (ii) the date that the Board of Directors or Compensation Committee thereof has otherwise determined that the vesting under the Series B Second Tranche Grant has commenced) shall vest in full upon the occurrence of your termination without Cause, accelerated to one hundred percent (100%) vesting in the event your termination without Cause occurs within thirty (30) days prior to or One hundred eighty (180) days following a Corporate Transaction (as defined below); (iv) at your request, the post-termination exercise grace period set forth in your stock option agreements shall be extended to provide for an exercise period of up to 180 days following the termination without Cause; provided, however, that such post-termination exercise grace period shall not be extended beyond the period of time that would enable the stock option to remain exempt under IRS Regulation 409A.

This Amendment sets forth the entire amendment and modification to the Agreement intended by the parties. Further, this Amendment and the Agreement constitute the entire agreement and understanding of the parties relating to the subject matter contained therein. The amendments and modifications to the Agreement are specifically limited to the terms and conditions discussed herein. The remainder of the terms and conditions of the Agreement, as agreed to by the parties, remains in full force and effect.

THIS AMENDMENT IS EXECUTED by the parties as of the date first written above.

Proteon Therapeutics, Inc. (“Company”):

/s/ Timothy P. Noyes
Timothy P. Noyes
President & CEO

Date:	6-22-09

Steven K. Burke

/s/ Steven K. Burke
Steven K. Burke
SVP and CMO

Date:	6-26-09